Exhibit 99.1
Leadis Technology Announces Board of Director Changes: Appointment of Byron Bynum and Resignations of Arati Prabhakar and Lip-Bu Tan
SUNNYVALE, Calif. (December 1, 2006) Leadis Technology, Inc. (Nasdaq: LDIS), a mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced that semiconductor industry veteran Byron Bynum had been appointed to its Board of Directors. The Company also announced that directors Arati Prabhakar and Lip-Bu Tan have resigned from the Board of Directors.
Mr. Bynum has over 30 years of analog circuit design and IC product development management experience. He had a 20-year tenure at Motorola, Inc., including serving as Vice President and director of product development for the Analog IC Division and director of advanced design technology development. Prior to joining Motorola, Mr. Bynum spent ten years at Texas Instruments, Inc. as an IC designer and a director of IC design. Mr. Bynum currently serves as founding partner of Integrated Custom Power LLC, an analog/mixed-signal integrated circuit design consulting firm.
“We are excited to have Byron join our Board of Directors,” said Antonio Alvarez, Chief Executive Officer of Leadis. “With his breadth of experience in new product development and insight into the analog market, Byron brings a valuable new perspective to our Board.”
Dr. Prabhakar and Mr. Tan each joined the Board of Directors in August 2002 as part of the Company’s second round of private equity funding. Mr. Tan has served as the Company’s lead director since May 2004. The resignations allow Dr. Prabhakar and Mr. Tan to focus on their responsibilities as a partner of U.S. Venture Partners and Chairman of Walden International, respectively.
“The Company has benefited greatly from the guidance, experience and dedication of Arati and Lip-Bu,” said Mr. Alvarez. “Both played a critical role in Leadis’s success and provided invaluable guidance during my first year as chief executive. We thank them for their service to Leadis and wish them continued success.”
In light of Mr. Tan’s departure, the Board of Directors has elected Jack Saltich as the new lead independent director. As a result of these changes, the Leadis board now consists of seven directors, including five independent directors. “I look forward to my new role as lead independent director and to working even closer with Tony to make Leadis successful,” said Mr. Saltich.
IR Contacts
Victor Lee, Chief Financial Officer
Eric Itakura, Director Business Development & Investor Relations
(408) 331-8616

About Leadis Technology, Inc.
Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers, which are critical components of displays used in mobile consumer electronic devices. Leadis supplies display drivers supporting the major small panel display technologies, including a-Si and LTPS TFT LCD’s, color STN LCD’s, and color OLED displays. For more information, visit www.leadis.com.
Cautionary Language
This press release contains forward-looking statements regarding Leadis Technology’s business and its Board of Directors. The forward-looking statements are subject to risk and uncertainties that could affect the success of the Leadis’ business as well as the effectiveness of its Board of Directors. The risks and uncertainties include the risk factors described in the company’s Annual Report on Form 10-K filed with the SEC on March 15, 2006, and Form 10-Q for the quarter ended September 30, 2006, both of which are available at www.leadis.com. Leadis disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information becoming available or to reflect events or circumstances after the date hereof. (LDISG)